Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-1

(Form Type)

MAREX GROUP PLC

(Exact Name of Registrant as Specified in the Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	ordinary shares, nominal value $0.001551 per share	457(c)	9,775,000	$37.25	$364,118,750(2)	$153.10 per $1,000,000	$55,746.58

Fees Previously Paid

	Total Offering Amounts						$55,746.58

	Total Fees Previously Paid						$0

	Total Fee Offsets						$0

	Net Fee Due						$55,746.58

(1)	Includes offering price of additional ordinary shares that the underwriters have the option to purchase.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low selling price of the registrant’s ordinary shares on April 8, 2025, as reported on the Nasdaq Stock Market LLC.